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Exhibit 15
Acknowledgement of Ernst & Young LLP

Board of Directors
Respironics, Inc. and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements (Post Effective Amendment No.1 on Form S-8 to Form S-4 No. 333-43703) pertaining to the Healthdyne Technologies, Inc. 1996 Stock Option Plan, Healthdyne Technologies, Inc. Stock Option Plan, Healthdyne Technologies, Inc. Nonemployee Director Stock Option Plan, and Healthdyne Technologies, Inc. Stock Option Plan II; (Form S-8 No. 333-22639) pertaining to the 1997 Employee Stock Purchase Plan; (Form S-8 No. 333-16721) pertaining to the Respironics, Inc. Retirement Savings Plan; (Form S-8 No. 33-89308) pertaining to the 1992 Stock Incentive Plan; (Form S-8 No. 33-44716) pertaining to the 1991 Nonemployee Directors' Stock Option Plan; (Form S-8 No. 33-36459) pertaining to the Amended and Restated Incentive Stock Option Plan of Respironics, Inc. and Gerald E. McGinnis and the Consulting Agreement dated July 1, 1988 between Respironics, Inc. and Mark H. Sanders, M.D.; (Form S-8 No. 333-87335) pertaining to the Respironics, Inc. 1997 Non-Employee Directors' Fee Plan; and (Form S-8 No. 333-56812) pertaining to the Respironics, Inc. 2000 Stock Incentive Plan of our report dated October 23, 2001 relating to the unaudited condensed consolidated interim financial statements of Respironics, Inc. and Subsidiaries that are included in its Form 10-Q for the three-month period ended September 30, 2001.

                                                          /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
November 13, 2001